Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously disclosed, on August 25, 2021, TechPrecision Corporation (the “Company”) completed its acquisition of STADCO, a company in the business of manufacturing high-precision parts, assemblies and tooling for aerospace, defense, research and commercial customers (the “Acquisition”), pursuant to that certain stock purchase agreement (as amended, the “SPA”) with Stadco New Acquisition, LLC (“Acquisition Sub”), STADCO, Stadco Acquisition, LLC (“Holdco”) and each stockholder of Holdco. On August 25, 2021, pursuant to the SPA, and upon the terms and subject to the conditions therein, the Company, through Acquisition Sub, acquired all of the issued and outstanding capital stock of STADCO from Holdco. The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of TechPrecision Corporation and STADCO adjusted to give effect to the Acquisition and related transactions. The historical financial statements of TechPrecision Corporation and STADCO have been adjusted to give pro forma effect to events that are (a) directly attributable to the transaction, (b) factually supportable, and (c) expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2021, combines the TechPrecision Corporation consolidated statement of operations for the fiscal year ended March 31, 2021, and the STADCO consolidated statement of operations for the fiscal year ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2021, combines the TechPrecision Corporation financial information for the quarter ended June 30, 2021, and the STADCO financial information for the quarter ended March 31, 2021. The unaudited pro forma condensed combined balance sheet as of June 30, 2021, combines the TechPrecision Corporation financial information for the quarter ended June 30, 2021, and the STADCO financial information for the quarter ended March 31, 2021.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The pro forma financial information included in this Amended Report has been presented for informational purposes only, as required by Form 8-K, and is not intended to, and does not purport to represent what the Company’s actual results or financial condition would have been had the acquisition of STADCO been completed as of the dates indicated or will be for any future periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of TechPrecision Corporation and STADCO.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED MARCH 31, 2021

	TechPrecision	STADCO
	Year ended	Year ended
	Mar 31, 2021	Dec 31, 2020	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		March 31, 2021
Net sales	$15,595,558	$14,620,890	$		$30,216,448
Cost of sales	12,131,274	15,838,557	(1,401,914)	A	26,567,917
Gross profit	3,464,284	(1,217,667)	1,401,914		3,648,531
Selling, general and administrative	2,841,036	2,862,221	(516,529)	B	5,186,728
Income (loss) from operations	623,248	(4,079,888)	1,918,443		(1,538,197)
Other income	4,600	14,724	-		19,324
Other expense	-	(529,258)	500,000	C	(29,258)
Interest expense	(202,337)	(1,100,189)	650,760	D	(651,766)
Total other expense, net	(197,737)	(1,614,723)	1,150,760		(661,700)
Income (loss) before income taxes	425,511	(5,694,611)	3,069,203		(2,199,897)
Provision (benefit) for income taxes	104,880	18,184	(665,295)	E	(542,231)
Net income (loss)	$320,631	$(5,712,795)	$3,734,498		$(1,657,666)
Other comprehensive income (loss) before tax:
Foreign currency translation adjustments	150	(1,836)	-		(1,686)
Other comprehensive income (loss), net of tax	150	(1,836)	-		(1,686)
Comprehensive income (loss)	$320,781	$(5,714,631)	$3,734,498		$(1,659,352)
Net income (loss) per share – basic	$0.01				$(0.05)
Net income (loss) per share – diluted	$0.01				$(0.05)
Weighted average number of shares outstanding – basic	29,447,085		4,668,788	F	34,115,873
Weighted average number of shares outstanding – diluted	31,035,355		4,668,788		35,704,143

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2021

	TechPrecision	STADCO
	Quarter ended	Quarter ended
	Jun 30, 2021	Mar 31, 2021	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		June 30, 2021
Net sales	$3,412,229	$3,256,045	$		$6,668,274
Cost of sales	2,579,561	2,868,827	(47,345)	G	5,401,043
Gross profit	832,668	387,218	47,345		1,267,231
Selling, general and administrative	732,608	738,024	(311,905)	H	1,158,727
Income (loss) from operations	100,060	(350,806)	359,250		108,504
Other income	10,390	7,339	-		17,729
Other expense	-	(21,460)	-		(21,460)
Interest expense	(29,878)	(256,031)	139,357	I	(146,552)
PPP loan forgiveness	1,317,100	1,570,295	-		2,887,395
Total other expense, net	1,297,612	1,300,143	139,357		2,737,112
Income before income taxes	1,397,672	949,337	498,607		2,845,616
Provision (benefit) for income taxes	26,580	-	(40,363)	J	(13,783)
Net income	$1,371,092	$949,337	$538,969		$2,859,398
Other comprehensive income before tax:
Foreign currency translation adjustments	42	-	-		42
Other comprehensive income, net of tax	42	-	-		42
Comprehensive income	$1,371,134	$949,337	$538,969		$2,859,440
Net income per share – basic	$0.05				$0.08
Net income per share – diluted	$0.04				$0.08
Weighted average number of shares outstanding – basic	29,498,662		4,668,788	K	34,167,450
Weighted average number of shares outstanding – diluted	31,054,110		4,668,788		35,722,898

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

	TechPrecision	STADCO
	Quarter ended	Quarter ended
	June 30, 2021	March 31, 2021	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,236,375	$188,369	$(1,593,375)	L	$831,369
Accounts receivable	1,155,403	1,809,548	-		2,964,951
Contract assets	4,815,808	-	-		4,815,808
Raw materials	472,486	607,039	-		1,079,525
Work-in-process	559,658	4,738,027	-		5,297,685
Other current assets	375,830	874,633	(50,000)	M	1,200,463
Total current assets	9,615,560	8,217,616	(1,643,375)		16,189,801
Property, plant and equipment, net	3,884,729	1,802,471	7,117,423	N	12,804,623
Right of use	-	-	6,629,396	O	6,629,396
Goodwill	-	-	1,174,429	P	1,174,429
Deferred income taxes	1,907,835	-	-		1,907,835
Other noncurrent assets, net	82,596	-	-		82,596
Total assets	$15,490,720	$10,020,087	$13,277,873		$38,788,680

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$169,769	$3,479,532	$331,982	Q	$3,981,283
Accrued expenses	1,066,671	4,673,648	(3,850,890)	R	1,889,429
Contract liabilities	428,367	-	-		428,367
Current portion of long-term lease liability	-	-	465,816	S	465,816
Current portion of long-term debt	2,449,979	5,842,993	(5,270,849)	T	3,022,123
Total current liabilities	4,114,786	13,996,173	(8,323,941)		9,787,018
Long-term debt, net	29,452	6,221,974	(427,529)	U	5,823,897
Long-term lease liability, net	-	-	6,163,580	V	6,163,580
Stockholders’ Equity (Deficit):
Preferred Stockholders	-	208,172	(208,172)	W	-
Common stock	2,949	1,100,000	(1,099,533)	X	3,416
Additional paid in capital	8,978,160	-	5,388,481	Y	14,366,641
Accumulated other comprehensive income	21,880		-		21,880
Retained earnings (accumulated deficit)	2,343,493	(11,506,232)	11,784,987	Z	2,622,248
Total stockholders’ equity (deficit)	11,346,482	(10,198,060)	15,865,762		17,014,185
Total liabilities and stockholder’s equity	$15,490,720	$10,020,087	$13,277,873		$38,788,680

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

In accordance with Article 11-02 of Regulation S-X, the objective of the pro forma financial information is to provide investors with information about the continuing impact of a particular transaction by illustrating how the acquisition of STADCO by TechPrecision Corporation might have affected STADCO’s historical financial statements if the transaction had been consummated at an earlier time.

The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2021, and for the fiscal year ended March 31, 2021, provide pro forma effect to the combined business as if the acquisition had been completed on April 1, 2020. The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2021, combines the TechPrecision Corporation financial information for the quarter ended June 30, 2021, and the STADCO financial information for the quarter ended March 31, 2021. The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2021, combines the STADCO consolidated statement of operations for the fiscal year ended December 31, 2020, and the TechPrecision Corporation consolidated statement of operations for the fiscal year ended March 31, 2021.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021, combines the TechPrecision Corporation financial information for the quarter ended June 30, 2021, and the STADCO financial information for the quarter ended March 31, 2021, and assumes that the acquisition occurred on June 30, 2021.

The pro forma condensed combined financial information does not include deferred tax adjustments as the Company continues to evaluate the impact of the acquisition on deferred taxes. Stadco’s deferred taxes have a full valuation allowance against them. The pro forma combined provision for income taxes does not necessarily represent the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, costs savings, tax savings, or operating efficiencies that may be result from the combined business. The unaudited pro forma condensed combined financial information does not purport to be indicative of what the actual results of operations and the financial position would have been had the acquisition taken place on the dates indicated, nor do they purport to be indicative of the consolidated results of operations and financial position of the combined business in the future. The pro forma adjustments are based upon currently available information and upon certain assumptions that are believed to be reasonable. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements.

Note 2. Business Combination

On August 25, 2021, the closing date, the Company completed its previously announced acquisition of Stadco, pursuant to the stock purchase agreement, or SPA. Stadco is a company in the business of manufacturing high-precision parts, assemblies and tooling for aerospace, defense, and industrial customers.

Also on the Closing Date, the Company completed its previously announced acquisition of certain indebtedness obligations of Stadco, pursuant to that certain Amended and Restated Loan Purchase and Sale Agreement, dated as of April 23, 2021, with Sunflower Bank, N.A., as amended by Amendment to Amended and Restated Loan Purchase and Sale Agreement, dated as of June 28, 2021. On the Closing Date, Westminster Credit Holding, LLC, as assignee of Acquisition Sub, paid $7.9 million in the aggregate to Sunflower Bank, N.A., under the terms of the Loan Purchase Agreement, to purchase the indebtedness.

Pursuant to the SPA, and upon the terms and subject to the conditions therein, the Company acquired all of the issued and outstanding capital stock of Stadco in exchange for the issuance of 666,666 shares of the Company’s common stock to Holdco. In connection with the Acquisition, the Company reached an agreement with the holders of certain other non-bank indebtedness of Stadco, under which such Lender agreed to forgive an aggregate of the indebtedness in exchange for 199,395 shares of the Company’s common stock. In addition, the Company reached an agreement with other holders who agreed to sell its Stadco securities to the Company in exchange for the issuance by the Company of 600,000 shares of the Company’s common stock and a warrant to purchase 100,000 shares of the Company’s common stock. The fair value of the 1.5 million common shares issued as consideration transferred for Stadco was based on the closing market price of the Company’s common shares on the closing date, August 25, 2021.

On August 25, 2021, the Company entered into a Securities Purchase Agreement (the “PIPE Agreement”) with a limited number of institutional and other accredited investors (the “PIPE Investors”), pursuant to which the PIPE investors committed to subscribe for and purchase 3,202,727 shares of the Company’s common stock (the “PIPE Shares”) at a purchase price of $1.10.

Stadco's assets and liabilities were measured at estimated fair values as of August 25, 2021, primarily using Level 3 inputs. Estimates of fair value represent management's best estimate and require a complex series of judgments about future events and uncertainties. Third-party valuation specialists were engaged to assist in the valuation of these assets and liabilities. The following table summarizes the fair value of the consideration transferred for Stadco and the amounts of the assets acquired, and liabilities assumed recognized at the acquisition date:

Fair value of consideration transferred	$10,163,164
Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	$3,891,646
Inventory and other current assets	5,250,781
Property, plant and equipment including rights of use assets	15,074,273
Accounts payable, accrued expense and other current liabilities	(4,526,679)
Lease obligations	(6,701,286)
Debt	(4,000,000)
Net assets	8,988,735
Goodwill	1,174,429
Total	$10,163,164

The acquisition resulted in an estimated $1.2 million of goodwill consisting largely of the synergies expected from combining the operations of the Company and Stadco.

The accounting for all items related to this business combination are estimated, as we review all of the information needed to identify and measure all impacts of this transaction. We expect to complete this review not later than one year from the acquisition date.

Note 3. Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments that are (a) directly attributable to the transactions contemplated by the Share Exchange Agreement, (b) factually supportable, and (c) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The pro forma adjustments are based on preliminary estimates that could change materially as additional information is obtained.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended March 31, 2021

The adjustments included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2021, are as follows:

A.	Represents the net change in depreciation and amortization resulting from a $1.2 million reversal of amortization for an asset deemed to have zero fair value based on revaluation of the Stadco’s intangible assets upon TechPrecision Corporation’s acquisition of STADCO partially offset by depreciation and amortization resulting from a valuation adjustment to STADCO’s property, plant and equipment of $7.1 million plus the recognition of the right-of-use asset for STADCO’s property lease in the amount of $6.6 million against the reversal of historical rent expense.
B.	Represents non-recurring expense of $0.4 million related to consulting, legal, diligence and bank fees, plus $0.1 million of expense incurred at TechPrecision Corporation related to the acquisition of STADCO.

C.	Represents elimination of monthly management fees totaling $0.5 million due to preferred stockholders of STADCO.
D.	Represents the net change in interest expense resulting from the reduction in STADCO’s bank debt and applicable interest rates, partially offset by additional interest expense related to STADCO’s property lease.

E.	Reflects an estimated tax benefit at a tax rate equal to TechPrecision Corporation’s fiscal year 2021 statutory tax rate based on the proforma net income for the fiscal year ended March 31, 2021.

F.	Reflects new TechPrecision Corporation shares issued in relation to the acquisition of STADCO:

666,666	Stadco Acquisition, LLC
199,395	Stockholder Debt
600,000	Preferred Stockholder
3,202,727	PIPE Financing
4,668,788	Shares issued

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the quarter ended June 30, 2021

The adjustments included in the unaudited pro forma condensed combined statement of operations for the quarter ended June 30, 2021, are as follows:

G.	Represents the net change in depreciation and amortization resulting from a valuation adjustment to STADCO’s property, plant and equipment and the recognition of the right-of-use asset for STADCO’s property lease against the reversal of historical rent expense.
H.	Represents non-recurring expense of $0.3 million related to consulting, legal, diligence and bank fees, and nominal costs incurred during the quarter by TechPrecision Corporation related to the acquisition of STADCO.

I.	Represents the net change in interest expense resulting from the reduction in STADCO’s bank debt and applicable interest rates, partially offset by additional interest expense related to STADCO’s property lease.
J.	Reflects an estimated tax benefit at a tax rate equal to TechPrecision Corporation’s quarter-end 2021 statutory tax rate based on the proforma net income for the three months ended June 30, 2021.

K.	Reflects new TechPrecision Corporation shares issued in relation to the acquisition of STADCO.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, are as follows:

L.	Reflects the net cash impact of TechPrecision Corporation’s financing for the acquisition of STADCO and payments to certain debt holders of STADCO. Cash inflows were generated primarily from a new seven-year term loan in the amount of $4.0 million and gross proceeds of $3.5 million from the PIPE financing. Cash outflows included $7.9 million to pay off STADCO’s primary lender and $1.2 million to pay off other STADCO debt holders.

M.	Represents the application of a deposit against the STADCO old debt. TechPrecision Corporation paid a deposit on behalf of STADCO in April 2021 that was applied to STADCO’s old debt at the close of the Acquisition.

N.	Represents a fair value adjustment to STADCO’s property, plant and equipment of $7.1 million.
O.	Represents the recognition of the right-of-use asset for STADCO’s property lease in the amount of $6.6 million. STADCO had not yet adopted ASC 842.

P.	Represents the preliminary goodwill from TechPrecision Corporation’s acquisition of STADCO.

Q.	Represents liabilities primarily incurred in the PIPE financing.
R.	Represents the net reduction in STADCO’s accrued expenses due primarily to forgiveness of accrued management fees, accrued preferred dividends and penalties totaling $2.1 million, forgiveness of $0.7 million and a payment of $0.7 million to settle the default amount of rent owed to the STADCO’s landlord, and the conversion of $0.3 million of shareholder debt to TechPrecision Corporation stock.

S.	Current portion of the property lease liability of $0.5 million.

T.	Represents a net reduction in the current portion of the long-term debt due primarily to the payoff of STADCO’s old debt with a current portion amount of $4.2 million, plus loan forgiveness of $1.4 million, offset in part by the recognition of the current portion of the new term-loan, $0.5 million.
U.	Represents a net decrease in the long-term debt due primarily to the recognition of the long-term portion of the new term-loan, $3.5 million, net of related closing costs, more than offset by the payoff of STADCO’s old debt with a long-term amount of $3.6 million and of certain lease liabilities totaling $0.3 million.

V.	Long-term portion of the property lease liability, $6.2 million.

W.	Represents the replacement of STADCO’s preferred stockholder’s interest with TechPrecision Corporation stock.

X.	Represents the elimination of STADCO’s common stock in consolidation, and the par value increase for the TechPrecision Corporation stock issued in relation to the acquisition of STADCO. TechPrecision Corporation stock has a par value of $.0001 per share; 90,000,000 shares authorized; 29,498,662 shares issued as of June 30, 2021, with an additional 4,668,788 shares issued in relation to the Acquisition.

Y.	Represents additional paid-in-capital from the PIPE financing, a net amount of $3.2 million, plus a total of $2.2 million from the investment in STADCO, the conversion of STADCO shareholder debt, and the agreement with STADCO’s preferred stockholder.

Z.	Represents the gains from loan and debt forgiveness totaling $4.2 million and the net retained earnings impact primarily due to the increase in the fixed assets valuation and the recognition of goodwill, partially offset by the issuance of TechPrecision Corporation stock to STADCO’s preferred stockholder.